EXHIBIT 99.1

                                 NOVA OIL, INC.


                                 April 24, 2006


                          DELIVERY OF STOCK CERTIFICATE
                             IN CONNECTION WITH THE
                            THREE-FOR-TWO STOCK SPLIT
                       (EFFECTED AS A 50% STOCK DIVIDEND)


Dear Nova Oil Stockholder:

         It is with great pleasure that we deliver to you the enclosed stock certificate reflecting the shares of Nova Oil issued to you as a stock dividend with respect to the shares you held of record on April 10, 2006.

         As you may be aware, on March 30, 2006, Nova entered into a share exchange agreement with Biosource America, Inc. and its stockholders. Pursuant to the share exchange agreement, each Biosource stockholder exchanged three shares of Biosource common stock for two shares of common stock of Nova. The share exchange closed on March 31, 2006 and, as a result, Nova issued 40,000,000 shares of common stock to the former Biosource stockholders and Biosource became a subsidiary of Nova and I was appointed to the positions of Chairman and Chief Executive Officer of Nova. Before the share exchange, Nova had approximately 6,925,000 shares of common stock outstanding. After the share exchange, Nova had approximately 46,925,000 shares of common stock outstanding.

         Before the share exchange, Nova, which we intend to rename Nova Energy Holding, Inc., had no operations and was a "shell company." As a result of its acquisition of Biosource America, Nova entered the business of developing, marketing, selling and licensing processes and technologies for the synthesis of biodiesel and other biofuels from animal and vegetable based fats, oils and greases. In addition, through its subsidiary, Nova entered the business of designing, engineering and building plants for the production of biodiesel and glycerin from high free fatty acid feedstocks with its patented and proprietary technology. Please see our current report on Form 8-K, which we filed with the SEC on April 3, 2006, for more information about our new business.

         In connection with the share exchange, Nova declared a three-for-two forward stock split (effected as a 50% stock dividend) payable on April 24, 2006 to holders of record on April 10, 2006. As a result of the stock split, Nova has approximately 70,387,500 shares of common stock outstanding. The stock certificates we are mailing today represent the shares Nova issued as a result of such stock split, which equal 50% of the number of shares of common stock of Nova you held at the close of business on April 10, 2006, subject to rounding upward in the case of fractional shares. THE ENCLOSED STOCK CERTIFICATE IS IN ADDITION TO THE STOCK CERTIFICATE YOU MAY ALREADY POSSESS; DO NOT DISCARD OR DESTROY THE EXISTING STOCK CERTIFICATE AS BOTH CERTIFICATES ARE VALID.

         I look forward to serving as Chairman and Chief Executive Officer of Nova as we move the company forward on this new business. If you have any questions about the new business, the share exchange or the stock split, please do not hesitate to contact us at info@novaenergyholding.com. I thank you for your past support for Nova and I look forward to communicating with you many times in the future.


                                           /s/ KENNETH T. HERN
                                           Kenneth T. Hern
                                           Chairman and Chief Executive Officer